[Form of Letter Agreement]
August 3, 2021
[Name]1
c/o XPO Logistics, Inc.
Five American Lane
Greenwich, Connecticut 06831

Dear [First Name],
Reference is hereby made to the Performance-Based Restricted Stock Unit Award Agreement under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), dated as of August 16, 2018 between you and XPO Logistics, Inc. (the” Company”) (the “2018 PSU Award Agreement”), Performance-Based Restricted Stock Unit Award Agreement under the Omnibus Plan, dated as of June 5, 2019 between you and the Company (the “2019 PSU Award Agreement”), and the XPO Logistics, Inc. Cash Long-Term Incentive Award Agreement, dated as of July 31, 2020, between you and the Company (the “2020 Cash Award Agreement” and together with the 2018 PSU Award Agreement and 2019 Award Agreement, the “Award Agreements”).
This letter agreement (this “Letter Agreement”) hereby amends the Award Agreements as set forth below.
1.Exhibit A to the 2018 PSU Award Agreement is hereby amended by replacing clause (a) and clause (b) included therein with the following:
“(a) the achievement of an average closing price per Share, as reported on the New York Stock Exchange or such other exchange upon which the Shares trade, that equals or exceeds $114.08 over any twenty-consecutive-trading-day period ending on or prior to the last day of the Performance Period (the “Stock Price Performance Goal”); and

(b) the achievement by the Company of Adjusted Cash Flow Per Share of $9.25 for any fiscal year ending during the Performance Period (the “Adjusted Cash Flow Performance Goal”).”
2.Exhibit A to the 2019 PSU Award Agreement is hereby amended by replacing clause (a) and clause (b) included therein with the following:
“(a) Company TSR during the Performance Period exceeds Comparator Group TSR during the Performance Period by a minimum of 310 percentage points (the “TSR Performance Goal”); and

1 Brad Jacobs; Troy Cooper; Mario Harik.

(b) the compound annual growth rate of the Company’s Adjusted EPS during the Performance Period, measured by reference to the Company’s recalibrated full year 2018 Adjusted EPS of $2.54, is at least 19% (the “Adjusted EPS Performance Goal”).”
3.The 2020 Cash Award Agreement is hereby amended by replacing clauses (ii), (iii) and (iv) of Section 1(a) thereof with the following:
“ii.    2021 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$5.41 or above	200%
$4.96	150%
$4.51	100%
Below $4.51	0%
* Linear interpolation shall be applied between each threshold.

iii.    2022 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$6.42 or above	200%
$5.89	150%
$5.35	100%
Below $5.35	0%
* Linear interpolation shall be applied between each threshold.

iv.2023 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$7.14 or above	200%
$6.55	150%
$5.95	100%
Below $5.95	0%
* Linear interpolation shall be applied between each threshold.”
4.Exhibit B to the 2020 Cash Award Agreement is hereby amended by replacing section 5(b) thereof with the following:
“b.    “ESG Metrics Scorecard” means a scorecard approved by the Committee not later than September 30, 2020 (as adjusted by the Committee in connection with the separation and distribution of GXO Logistics, Inc. on August 2, 2021) that sets forth performance initiatives and metrics for each Performance Period in the categories of workforce/talent, employee and community safety, diversity and inclusion, data security, environment and sustainability, and/or governance. Such scorecard shall assign a number of points to each initiative or metric such that the total number of points for the initiatives and metrics relating to each Performance Period is equal to one hundred (100).”
5.The definition of Change in Control for purposes of the 2018 PSU Award Agreement shall be modified by adding the following language as clause (v) thereof:
“(v)     the disposition of a substantial portion of the Company’s assets, businesses or business lines, which shall be deemed to occur on the first date on which there have occurred, taking into account only transactions occurring subsequent to December 31, 2018 (the “Measurement Date”), Eligible Transfers (as defined below) of:

(A) assets (inclusive only of assets held as of the Measurement Date) having a total value equal to, or in excess of, 50% of the assets of the Company as of the Measurement Date (it being understood that assets shall mean total assets as defined by U.S. GAAP and shall be measured, in all instances, as of the Measurement Date), or

(B) one or more businesses or lines of business (inclusive only of businesses and lines of business conducted as of the Measurement Date) representing at least 50% of the Company’s revenue (as defined for purposes of U.S. GAAP) (with revenue measured, in all instances, as the revenue generated over the Company’s fiscal year ending on the Measurement Date).
For purposes of this clause (v), “Eligible Transfer” means any sale, distribution or other disposition, excluding any (1) sale leaseback transaction, (2) transaction consisting of the factoring or securitization of receivables, (3) transaction where the proceeds to the Company as a result of the transaction are less than $100 million, or (4) foreclosure or other remedy by a secured creditor with respect to the assets of the Company.
If the same transaction or event results in a Change in Control under this clause (v) and under one or more of clauses (i), (ii), (iii) or (iv) of the definition of Change in Control, then such transaction or event shall be considered a Change in Control solely under such other clause or clauses and not under this clause (v).”
6.The definition of Change in Control for purposes of the 2019 PSU Award Agreement shall be modified by adding the entirety of the language included in Section 5 of this Letter Agreement as clause (v) et seq. thereof, except that the term “Measurement Date” as used in such language shall refer to December 31, 2019.
7.The following provision is hereby added to the 2018 PSU Award Agreement and 2019 PSU Award Agreement as Section 19 thereof:
“Section 19.    Clawback of Specified Shares. Any Shares delivered pursuant to the portion of this Award that becomes vested solely as a result of the occurrence of a Change in Control under clause (v) of the definition of Change in Control, net of Shares withheld to satisfy the applicable tax withholding, shall be referred to herein as the “Specified Shares”. If, during the period commencing on and including the date of a Change in Control under clause (v) of the definition of the Change in Control and ending on and excluding the second anniversary of such date (such period, the “Clawback Period”), you voluntarily terminate your employment for any reason or the Company involuntarily terminates your employment for Cause, then you shall remit 100% of the Specified Shares to the Company within seven days following your termination of employment. [For purposes of this Section 19, if at any time during the Clawback Period you cease to be an employee but continue to serve on the Board as a non-employee director, references to “employment” shall include your continued service as a non-employee director provided that (a) if you are removed from the Board without cause (as defined in your Employment Agreement dated July 31, 2020 excluding clauses (i) and (ii) thereof) or (b) if you are not nominated for election to the Board or you are nominated for election but not re-elected to the Board, then the clawback imposed under this Section 19 and the lock-up imposed under Section 20 shall cease to apply immediately upon your cessation of service on the Board.”]2
8.The following provision is hereby added to the 2018 PSU Award Agreement and 2019 PSU Award Agreement as Section 20 thereof:
“Section 20. Lock-Up for Specified Shares. All Specified Shares shall be subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, for so long as the clawback provision set forth in Section 19 applies to such Specified Shares; provided, however, that such lock-up may be waived in the sole discretion of the Compensation Committee of the Board of Directors of the Company.
9.[After you cease to be an employee of the Company, references to “employment” in the 2020 Cash Award Agreement shall refer to, if applicable, your continued service on the Board of Directors (the “Board”) of the Company as a non-employee director; provided that, after you cease to be an employee of the Company, (i) if you are removed from the Board without cause (as defined in your Employment Agreement dated July 31, 2020 excluding clauses (i) and (ii) thereof) or (ii) if you are not nominated for election to the Board or you are nominated for election but not re-elected to the Board, your cessation of service on the Board shall be treated as a termination of employment without Cause by the Company for purposes of the 2020 Cash Award Agreement.]3
10.Except as expressly modified by this Letter Agreement, the Award Agreements remain in full force and effect in accordance with their terms. This Letter Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Letter Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
2 Include for Brad Jacobs only.
3 Include for Brad Jacobs only.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned parties have executed this Letter Agreement as of the date first written above.
                            XPO LOGISTICS, INC.
                            By:    ___________________________
                            Name:    ___________________________
                            Title:    ___________________________

                            Agreed to and Accepted:

                            _________________________
                            [Name]